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                                                                    Exhibit 99.2

                             [GENAERA LETTERHEAD]

November 26, 2001


Stuart Weisbrod
Managing Member
Merlin BioMed Group LLC
230 Park Avenue, Suite 928
New York, NY  10169

Dear Mr. Weisbrod:

We have received your letter of November 21, 2001, to the Board of Directors of Genaera Corporation regarding the Company's universal shelf registration statement filing and have been fully apprised of related discussions between you and the Company.

As noted in Genaera's public announcement, the Company's filing on November 20, 2001 with the Securities and Exchange Commission is not related to a specific offering of shares at the current stock price. Rather, as described in the Company's press release in conjunction with this filing, it is for the sale, from time to time, of up to an aggregate of $50 million of securities by the Company when it believes that market conditions are favorable and financing opportunities arise. As you know, the shelf registration mechanism is utilized by many companies in order to be in a position to issue securities quickly and efficiently at an appropriate future time.

We note your public statement that you believe that shares of the Company's common stock are undervalued. We as a Board share in that view. Our goal is to increase shareholder value through the continued advancement of the Company's product portfolio. At the same time, we also believe it is prudent and appropriate for the Company to have the necessary flexibility in the financing arena provided by the filing of the Company's universal shelf registration statement.

We welcome your continued support as a stockholder.

Sincerely yours,

/s/ Michael R. Dougherty

Michael R. Dougherty
Chairman
On behalf of the Board of Directors
Genaera Corporation